Exhibit 10(dd)

TERM LOAN AGREEMENT
Dated as of December 18, 2012
among
POTLATCH CORPORATION,
and
POTLATCH FOREST HOLDINGS, INC.
as Borrowers,
Certain Material Subsidiaries of the Borrowers
from time to time party hereto
as Guarantors

NORTHWEST FARM CREDIT SERVICES, PCA
as Administrative Agent
THE LENDERS PARTY HERETO
and
NORTHWEST FARM CREDIT SERVICES, PCA
as Sole Lead Arranger and Book Manager

TABLE OF CONTENTS
Section     / Page
Article I DEFINITIONS AND ACCOUNTING TERMS 1

1.01	Defined Terms. 1

1.02	Other Interpretive Provisions. 24

1.03	Accounting Terms. 25

1.04	Rounding. 26

1.05	References to Agreements and Laws. 26

1.06	Times of Day. 26

Article II COMMITMENTS and BORROWINGS 26

2.01	Term Loans. 26

2.02	Borrowings. 27

2.03	Prepayments. 27

2.04	Termination of Commitments. 27

2.05	Repayment of Loans. 27

2.06	Interest. 28

2.07	Fees. 28

2.08	Computation of Interest and Fees. 28

2.09	Evidence of Debt. 29

2.10	Payments Generally. 29

2.11	Sharing of Payments by Lenders. 31

2.12	Reserved. 32

2.13	Joint and Several Liability of Borrowers. 32

2.14	Appointment of the Administrative Borrower. 33

2.15	Defaulting Lenders. 34

Article III TAXES, YIELD PROTECTION AND ILLEGALITY 35

3.01	Taxes. 35

3.02	Increased Costs. 40

3.03	Compensation for Losses. 41

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3.03	Mitigation Obligations; Replacement of Lenders. 42

3.04	Survival. 42

Article IV CONDITIONS PRECEDENT TO BORROWING 42

4.01	Conditions to the Closing Date. 42

4.02	Additional Conditions to the Borrowings on the Closing Date. 45

Article V REPRESENTATIONS AND WARRANTIES 46

5.01	Financial Condition. 46

5.02	No Material Change; No Internal Control Event. 47

5.03	Organization and Good Standing. 47

5.04	Power; Authorization; Enforceable Obligations. 47

5.05	No Conflicts. 48

5.06	No Default. 48

5.07	Ownership; Liens. 48

5.08	Indebtedness. 48

5.09	Litigation. 48

5.10	Taxes. 49

5.11	Compliance with Law. 49

5.12	ERISA. 49

5.13	Corporate Structure; Capital Stock, Etc. 51

5.14	Governmental Regulations, Etc. 51

5.15	Purpose of Loans. 51

5.16	Environmental Matters. 52

5.17	Solvency. 52

5.18	Investments. 53

5.19	Disclosure. 53

5.20	No Burdensome Restrictions. 53

5.21	Brokers' Fees. 53

5.22	Labor Matters. 53

5.23	REIT Status. 53

5.24	Business Locations. 53

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5.25	Casualty, Etc. 53

5.26	Intellectual Property. 54

5.27	Insurance. 54

Article VI AFFIRMATIVE COVENANTS	54

6.01	Information Covenants. 54

6.02	Preservation of Existence, Franchises and REIT Status. 58

6.03	Books and Records. 58

6.04	Compliance with Law. 58

6.05	Payment of Taxes and Other Claims. 58

6.06	Insurance. 59

6.07	Maintenance of Property; Management of Timberlands. 59

6.08	Use of Proceeds. 59

6.09	Audits/Inspections. 59

6.10	Financial Covenants. 60

6.11	Additional Guarantors. 60

6.12	Performance of Obligations. 61

6.13	Timberland Valuations and Updates. 61

6.14	Farm Credit Equity. 61

Article VII NEGATIVE COVENANTS	63

7.01	Indebtedness. 63

7.02	Liens. 64

7.03	Nature of Business. 67

7.04	Consolidation, Merger, Dissolution, etc. 67

7.05	Asset Dispositions. 68

7.06	Investments. 69

7.07	Restricted Payments. 70

7.08	Limitation on Actions with Respect to Other Indebtedness. 70

7.09	Transactions with Affiliates. 71

7.10	Fiscal Year; Organizational Documents. 71

7.11	Limitation on Restricted Actions. 72

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7.12	Ownership of Subsidiaries. 72

7.13	Sale Leasebacks. 72

7.14	No Further Negative Pledges. 72

7.15	Subsidiaries. 73

7.16	Use of Proceeds. 73

7.18	Sanctions. 73

Article VIII EVENTS OF DEFAULT AND REMEDIES	73

8.01	Events of Default. 73

8.02	Remedies Upon Event of Default. 76

8.03	Application of Funds. 77

Article IX ADMINISTRATIVE AGENT	78

9.01	Appointment and Authority. 78

9.02	Rights as a Lender. 78

9.03	Exculpatory Provisions. 78

9.04	Reliance by Administrative Agent. 79

9.05	Delegation of Duties. 80

9.06	Resignation of Administrative Agent. 80

9.07	Non‑Reliance on Administrative Agent and Other Lenders. 81

9.08	No Other Duties, Etc. 81

9.09	Administrative Agent May File Proofs of Claim. 81

9.10	Guaranty Matters. 82

Article X MISCELLANEOUS	83

10.01	Amendments, Etc. 83

10.02	Notices; Effectiveness; Electronic Communication. 84

10.03	No Waiver; Cumulative Remedies; Enforcement. 86

10.04	Expenses; Indemnity; Damage Waiver. 87

10.05	Payments Set Aside. 89

10.06	Successors and Assigns. 89

10.07	Treatment of Certain Information; Confidentiality. 94

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10.08	Right of Set-off. 95

10.09	Interest Rate Limitation. 96

10.10	Counterparts; Integration; Effectiveness. 96

10.11	Survival of Representations and Warranties. 96

10.12	Severability. 97

10.13	Replacement of Lenders. 97

10.14	Governing Law; Jurisdiction ; Etc.. 98

10.15	Waiver of Jury Trial. 99

10.16	USA PATRIOT Act. 99

10.17	No Advisory or Fiduciary Responsibility. 100

10.18	Electronic Execution of Assignments and Certain Other Documents. 100

Article XI GUARANTY	101

11.01	The Guaranty. 101

11.02	Obligations Unconditional. 101

11.03	Reinstatement. 102

11.04	Certain Additional Waivers. 102

11.05	Remedies. 103

11.06	Rights of Contribution. 103

11.07	Guarantee of Payment; Continuing Guarantee. 103

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SCHEDULES
2.01        Commitments and Applicable Percentages
5.04        Required Consents, Authorizations, Notices and Filings
5.09         Litigation
5.12        ERISA
5.13        Corporate Structure; Capital Stock, Etc.
5.16        Environmental Disclosures
5.24(a)        Chief Executive Office, Etc.
5.24(b)        Timberlands
6.14        Farm Credit Equity Documents
7.01        Existing Indebtedness
7.02        Existing Liens
7.06        Existing Investments
10.02        Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of
A    Note
B    Compliance Certificate
C    Assignment and Assumption
D    Joinder Agreement
E    U.S. Tax Compliance Certificates

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TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT (“Agreement”) is entered into as of December 18, 2012, among (i) POTLATCH CORPORATION, a Delaware corporation and a REIT (“Potlatch” or the “Company”) and (ii) POTLATCH FOREST HOLDINGS, INC., a Delaware corporation (“Potlatch Forest”), (collectively, the “Borrowers” and each individually, a “Borrower”), (iii) certain Material Subsidiaries of the Borrowers from time to time party hereto as guarantors (the “Guarantors”), (iv) each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and (v) NORTHWEST FARM CREDIT SERVICES (“NWFCS”), PCA, as Administrative Agent.
PRELIMINARY STATEMENTS
WHEREAS, the Borrowers have requested that the Lenders provide a term loan facility to the Borrowers and the Lenders have indicated their willingness to lend, in each case on terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“6.95% Debentures” means the 6.95% Debentures issued by Potlatch Forest pursuant to the Indenture, dated December 18, 1995, to U.S. Bank National Association, successor to First Trust of California, National Association, as trustee, as amended, restated, supplemented or modified from time to time.
“Acquisition”, by any Person, means the acquisition by such Person of (i) timber or timberlands or (ii) all of the Capital Stock or all or substantially all of the Property of another Person or a division or business unit thereof, whether or not involving a merger or consolidation with such other Person.
“Adjusted Leverage Ratio” has the meaning set forth in Section 6.10(c).
“Administrative Agent” means NWFCS in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Administrative Borrower and the Lenders.
“Administrative Borrower” means Potlatch.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Agreement” means this Term Loan Agreement.
“Applicable Percentage” means with respect to any Lender at any time, and with respect to such Lender’s Term Loan A Commitment or Term Loan B Commitment, as applicable, the percentage (carried out to the ninth decimal place) of the aggregate amount of all such Commitments

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represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitment of each Lender to make Loans has been terminated, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means NWFCS in its capacity as sole lead arranger and sole book manager.
“Asset Disposition” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event; provided, however, that (i) the term “Asset Disposition” shall be deemed to include any “Asset Sale” (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness and (ii) the term “Asset Disposition” shall not include (a) an Equity Issuance, (b) the sale of conservation easements or other easements on Timberlands which, individually or in the aggregate, do not impair the value of the Timberlands as commercial timberlands in any material respect or materially detract from the use of the Timberlands, in each case taken as a whole, as such or the sale of inventory, electricity, timber or other assets, each in the ordinary course of business (other than a sale of a fee interest in Timberlands) and (c) the exchange of Property for similar or like-kind Property in connection with an exchange under Section 1031 of the Code.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all out-of-pocket expenses and disbursements of internal counsel.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

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“Audited Financial Statements” means the audited consolidated balance sheet of Potlatch and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Potlatch and its Subsidiaries, including the notes thereto.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Borrower Materials” has the meaning specified in Section 6.01.
“Borrowers” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means the borrowing of a Term Loan pursuant to Section 2.01.
“Business Day” means any day the Administrative Agent is open for business in Spokane, Washington, except it shall not include Saturday, Sunday or a day that commercial banks in Spokane, Washington are closed.
“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of

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the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following: (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule l3d‑3 under the Securities Exchange Act of 1934) of more than 35% of then outstanding Voting Stock of Potlatch measured by voting power rather than the number of shares; provided, however, that for the purposes hereof any Person shall not be deemed to be a “beneficial owner” (as defined in Rule l3d‑3 under the Securities Exchange Act of 1934) of shares tendered pursuant to a tender offer or exchange offer paid by or on behalf of that Person or any Affiliate of that Person until the tendered shares are accepted for purchase or exchange and, provided further, however, that no Person who is a “beneficial owner” of Voting Stock of Potlatch as of the Closing Date (an “Existing Holder”) or a Permitted Transferee (as hereinafter defined) (collectively a “Permitted Holder”) shall be deemed to have become the “beneficial owner” of Voting Stock of Potlatch, as a result of the formation of a “syndicate” or “group” (each within the meaning of Section l3d‑3 of the Securities Exchange Act of 1934) with one or more other Permitted Holders to the extent of the Voting Stock of Potlatch as to which such other Permitted Holder or Permitted Holders is a “beneficial owner” as of the Closing Date; (ii) any Borrower shall merge or consolidate with any Person other than in a transaction permitted under Section 7.04; (iii) Continuing Directors shall fail to constitute a majority of the members of the board of directors of Potlatch; (iv) any Asset Disposition shall be made that (of itself or when combined with any or all other Asset Dispositions) constitutes a sale of all or substantially all of the assets of the Borrowers and their Subsidiaries, taken as a whole; (v) any event shall occur that constitutes a “Change of Control” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness; (vi) any event shall occur that requires any Borrower or any Subsidiary to repay, redeem, or repurchase (or to offer to repay, redeem or repurchase) any Indebtedness outstanding in a principal amount in excess of $50,000,000 by reason of any change of ownership or control affecting a Borrower or such Subsidiary; or (vii) Potlatch shall fail to own, directly or indirectly, 100% of the Voting Stock of each other Borrower. For the

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purposes hereof, “Permitted Transferee” shall mean any direct or indirect transferee of Voting Stock of the Borrowers from an Existing Holder (1) by gift, bequest, distribution from (or deposit into) a trust or other transfer without consideration, (2) by succession or testamentary disposition upon death or (3) to a spouse or former spouse pursuant to an agreement for division of community property or other property settlement agreement in connection with a marital dissolution or legal separation. A Permitted Transferee shall be deemed to be the “beneficial owner” of any such Voting Stock as of the Closing Date.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied in accordance with Section 4.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, its Term Loan A Commitment and/or Term Loan B Commitment, as applicable.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDDA” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of (i) Consolidated Net Income, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) income taxes, (C) depreciation, depletion and amortization expense, (D) any prepayment penalty, make whole premium or loss associated with the Repayment of any Indebtedness permitted hereunder and (E) non-cash equity compensation expense, plus (iii) the cost basis of any Timberlands sold.
“Consolidated Interest Expense” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, cash interest expense (including the amortization of issue costs, debt discount and premium, the interest component under Capital Leases and the implied interest component under Synthetic Lease Obligations) net of interest income, all as determined in accordance with GAAP.
“Consolidated Net Income” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, net income (excluding (i) extraordinary items and (ii) non-cash, non-recurring items) after interest expense, income taxes, depreciation, depletion and amortization expense, all as determined in accordance with GAAP.
“Consolidated Parties” means a collective reference to the Borrowers and their Subsidiaries, and “Consolidated Party” means any one of them.
“Consolidated Timberland Value” means, as of any date of determination with respect to the Timberlands but excluding any Timberlands subject to a Lien (excluding Permitted Liens but

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including Liens arising pursuant to Section 7.02(u)), the sum of (a) the aggregate value of such Timberlands as indicated in the most recently delivered Opening Timberland Valuation and/or Timberland Valuation Update, as applicable, minus (b) the aggregate value of any such Timberlands that have been disposed of in accordance with Section 7.05(e) hereof, which value shall be determined by multiplying the average price per acre for the Timberlands located in the state in which such disposed Timberlands were located as indicated in the most recently delivered Opening Timberland Valuation and/or Timberland Valuation Update, as applicable, by the acreage that was disposed since the date of the most recently delivered Opening Timberland Valuation and/or Timberland Valuation Update plus in the case of any such newly acquired Timberlands, the value of such newly acquired Timberlands, which value shall be determined based on an Timberland Valuation Update for such additional Timberlands.
“Consolidated Total Assets” means, as of any date of determination, with respect to the Consolidated Parties on a consolidated basis, total assets, as determined in accordance with GAAP.
“Consolidated Total Funded Indebtedness” means, as of any date of determination, Funded Indebtedness of the Consolidated Parties on a consolidated basis.
“Continuing Directors” means the directors of Potlatch on the Closing Date, and each other director whose election by the board of directors of Potlatch or whose nomination for election by the stockholders of Potlatch was approved by a vote of at least a majority of the directors who were either directors on the Closing Date or whose election or nomination for election was previously so approved by directors who were Continuing Directors.
“Control” has the meaning specified in the definition of “Affiliate.”
“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Company’s non-credit enhanced, senior unsecured long-term debt.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to the applicable rate set forth in Section 2.06 plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative

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Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that they will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent such country of territory itself is the subject of any Sanction.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Claims” means all claims, however asserted, by any Governmental Authority alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

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“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall be deemed not to include (i) any Asset Disposition or (ii) issuances pursuant to (x) employee plans of the Borrowers that are in place as of the Closing Date to the extent such issuances are permitted pursuant to the documentation governing those plans as in effect as of the Closing Date or (y) new or amended employee plans of the Borrowers to the extent such issuances are consistent with past practices of the Borrowers.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA with respect to, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.
“Event of Default” has the meaning specified in Section 8.01.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Farm Credit Administration” means that certain agency known as the Farm Credit Administration that derives its authority from the Farm Credit Act of 1971, as amended.
“Farm Credit Equities” has the meaning specified in Section 6.14(b).
“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.
“Farm Credit System” means any lending institution (including any wholly-owned subsidiaries) governed by the Farm Credit Administration.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged on such day on such transactions as determined by the Administrative Agent.

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“Fee Letter” means the letter agreement, dated as of December 7, 2012, between the Company and the Administrative Agent.
“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, and (c) the Commitments shall have expired or shall have been terminated in full.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the implied principal component of all obligations of such Person under Capital Leases, (f) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change of Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the Maturity Date, (h) the principal portion of all obligations of such Person under Synthetic Lease Obligations, (i) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) (whether or not such transaction would be reflected on the balance sheet of such

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Person in accordance with GAAP), (k) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Funded Indebtedness of another Person and (m) the Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person.
“Funding Date” means December 19, 2012.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.06(f).
“Guarantee” means, as to any Person, (a) any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any uncontested Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantors” means, collectively, each Person that enters into this Agreement as a Guarantor on the Closing Date and each other Person that subsequently becomes a Guarantor hereunder pursuant to Section 6.11 by executing a Joinder Agreement in substantially the form of Exhibit D, and “Guarantor” means any one of them. As of the Closing Date, the Guarantors are (i) PFHI Idaho Investment LLC, (ii) Potlatch Timberlands, LLC, (iii) Potlatch Lake States Timberlands, LLC, (iv) Potlatch Minnesota Timberlands, LLC, (v) PFPC McCall Investment LLC and (vi) Potlatch Land & Lumber , LLC.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, on behalf of the Lenders, pursuant to Article XI hereof.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person either evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements under which such Person must make payments notwithstanding the failure of the counter-party to deliver the goods or services which such counter-party is required to deliver thereunder (and, for the avoidance of doubt shall not include arrangements under which such Person must pay for capacity or availability that must be delivered or made available to entitle the counter-party to payment, notwithstanding that such Person may not use such capacity or availability), (f) the implied principal component of all obligations of such Person under Capital Leases, (g) all net obligations of such Person under Swap Contracts, (h) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (i) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change of Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the Maturity Date, (j) the principal portion of all obligations of such Person under Synthetic Lease Obligations and other Off-Balance Sheet Liabilities (excluding Operating Leases to the extent they would otherwise be included), (k) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity

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appreciation potential shares, (l) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (m) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (n) all Guarantees of such Person with respect to Indebtedness of another Person and (o) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties, the ratio of (a) Consolidated EBITDDA as of such date to (b) Consolidated Interest Expense as of such date.
“Interest Payment Date” means the first day of each January, April, July and October and the Maturity Date.
“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, any Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person whether or not constituting a business unit or product line, including the purchase of timber or timberlands but excluding (i) the purchase of inventory and supplies in the ordinary course of business and (ii) any acquisition of assets to the extent such acquisition is included as a capital expenditure in accordance with GAAP. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

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“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit D hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 6.11.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Administrative Borrower and the Administrative Agent.
“Leverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties, the ratio of (a) Consolidated Total Funded Indebtedness as of such date to (b) Consolidated EBITDDA as of such date.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other security interest or charge (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding operating leases).
“Loan” means Term Loan A and/or Term Loan B, as applicable.
“Loan Documents” means this Agreement, each Note, each Joinder Agreement, the Fee Letter and all other documents delivered to or by the Administrative Agent or the Lenders in connection herewith or therewith.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Material Adverse Effect” means (a) a material adverse effect upon the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrowers or the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrowers or the Borrowers and their Subsidiaries taken as a whole to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the material rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

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“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.
“Material Foreign Subsidiary” means any foreign Subsidiary that is a Material Subsidiary.
“Material Subsidiary” means as of any date of determination any Subsidiary, that together with its Subsidiaries on a consolidated basis, accounts for (or to which may be attributed) 5% or more of the Consolidated Total Assets of the Consolidated Parties.
“Maturity Date” means (a) for Term Loan A, December 1, 2017, and (b) for Term Loan B, December 1, 2020.
“Medium-Term Notes” means the Medium-Term Notes due 9 months to 30 years from date of issue issued by Potlatch Forest pursuant to the Indenture, dated as of November 27, 1990, to U.S. Bank National Association, successor to Bankers Trust Company of California, National Association, as trustee, as amended, restated supplemented or modified from time to time.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan (other than a Multiemployer Plan) which any Consolidated Party or any ERISA Affiliate and at least one employer other than the Consolidated Parties or any ERISA Affiliate are contributing sponsors.
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party in respect of any Asset Disposition, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) the amount necessary to Repay any Indebtedness either secured by a Permitted Lien on the related Property or incurred in connection with the Property that is included in such Asset Disposition; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Asset Disposition. In addition, the “Net Cash Proceeds” of any Asset Disposition shall include any other amounts which constitute “Net Proceeds” (or any comparable term) of such transaction under, and as defined in the documents evidencing or governing any Subordinated Indebtedness.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

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“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit A.
“NWFCS” has the meaning specified in the introductory paragraph hereto.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to either Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization or similar transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); or (b) the monetary obligations under any financing lease (excluding any operating lease) or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Opening Timberland Valuation” means that valuation of the Timberlands dated as of November 27, 2012 prepared by the Timberland Valuation Consultant and delivered to the Administrative Agent on or before the Closing Date.

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“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.03).
“Participant” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisition” means an Acquisition by any Borrower or any Subsidiary of a Borrower that is permitted pursuant to the terms of Section 7.06(g).
“Permitted Asset Disposition” means any Asset Disposition permitted by Section 7.05.
“Permitted Investments” means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 7.06.

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“Permitted Liens” means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 7.02.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.01.
“Potlatch” has the meaning specified in the introductory paragraph hereto.
“Potlatch Forest” has the meaning specified in the introductory paragraph hereto.
“Pro Forma Basis” means, for purposes of calculating (utilizing the principles set forth in Section 1.03(b)) compliance with each of the financial covenants set forth in Section 6.10(a)-(c) in respect of a proposed transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information. As used herein, “transaction” shall mean (i) any incurrence or assumption of Indebtedness as referred to in Section 7.01(f), (ii) any Asset Disposition as referred to in Section 7.05, (iii) any Acquisition as referred to in Section 7.06(g), or (iv) any Restricted Payment as referred to in Section 7.07(c). In connection with any calculation of the financial covenants set forth in Section 6.10(a)-(c) upon giving effect to a transaction on a Pro Forma Basis:
(A)    for purposes of any such calculation in respect of any incurrence or assumption of Indebtedness as referred to in Section 7.01(f), any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period;
(B)    for purposes of any such calculation in respect of any Asset Disposition as referred to in Section 7.05, (1) income statement items (whether positive or negative) attributable to the Property disposed of shall be excluded and (2) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period; and
(C)    for purposes of any such calculation in respect of any Acquisition as referred to in Section 7.06(g), (1) any Indebtedness incurred by any Consolidated Party in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (2) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first

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day of the applicable period and (3) pro forma adjustments may be included to the extent that such adjustments would be permitted under GAAP and give effect to events that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Consolidated Parties and (z) factually supportable.
(D)    for purposes of any such calculation in connection with the making of any Restricted Payment referred to in Section 7.07(c), any Indebtedness incurred (or to be incurred) by any Consolidated Party in connection with such payment or repurchases shall be deemed to have been incurred as of the first day of the applicable period.
“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent in connection with (i) any incurrence or assumption of Indebtedness as referred to in Section 7.01(f), (ii) any Asset Disposition as referred to in Section 7.05, (iii) any Acquisition as referred to in Section 7.06(g) and (iv) any Restricted Payment made pursuant to Section 7.07(c), as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Leverage Ratio, the Interest Coverage Ratio and Timberland Coverage Ratio as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the Required Financial Information.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Public Lender” has the meaning specified in Section 6.01.
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning set forth in Section 10.06(c).
“REIT” means a Real Estate Investment Trust as defined in Sections 856-860 of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Repay” or “Repayment” means with respect to Indebtedness, to permanently pay, prepay, redeem, repurchase, retire, defease (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), establish a sinking fund or similar payment or acquire for value.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Financial Information” means, with respect to each fiscal period or quarter of the Borrowers, (a) the financial statements required to be delivered pursuant to Section 6.01(a) or (b)

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for such fiscal period or quarter, and (b) the certificate of a Responsible Officer of Potlatch required by Section 6.01(c) to be delivered with the financial statements described in clause (a) above.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Commitments or, if the Commitments have been terminated, the outstanding Term Loans. The portion of the outstanding Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” of any Person means any of the chief executive officer, chief operating officer, president, vice president, chief financial officer, treasurer or other duly elected officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party) to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person and dividends or distributions payable (directly or indirectly through Subsidiaries) to a Borrower), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, and (iv) any payment or prepayment of principal of, or premium, if any, on (including any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to) any Subordinated Indebtedness. Notwithstanding the foregoing, the term Restricted Payment shall not include any redemption of share purchase rights issued pursuant to any customary shareholder rights plan implemented by Potlatch from time to time (as the same may be amended from time to time), for a redemption price not to exceed $0.01 per share purchase right.
“Revolving Credit Agreement” means that certain Credit Agreement, dated as of December 11, 2012, among the Borrowers, Potlatch Land & Lumber, LLC the Guarantors from time to time party thereto, Bank of America, N.A., as administrative agent, and the Lenders party thereto.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same

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purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease, provided that any transaction that satisfies the conditions in preceding subsection (a) or (b) shall not constitute a “Sale and Leaseback Transaction” where lessor under such lease is organized under the laws of a jurisdiction outside of the United States, the Property is located in the United States and the obligations in respect of the lease or incurred in connection therewith for which the Consolidated Party is liable have been defeased.
“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.
“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Sarbanes‑Oxley” means the Sarbanes‑Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair market value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.06(f).

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“Subordinated Indebtedness” means any Indebtedness of the Borrowers which by its terms is subordinated to the Obligations in a manner and to an extent acceptable to the Required Lenders.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). In no event shall any Operating Lease be construed as a Synthetic Lease Obligation.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term Loans” means, collectively, Term Loan A and Term Loan B.
“Term Loan A” has the meaning specified in Section 2.01(a).
“Term Loan A Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan A to the Borrowers pursuant to Section 2.01 in the principal amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Loan B” has the meaning specified in Section 2.01(b).
“Term Loan B Commitment” mean, as to each Lender, its obligations to make its portion of the Term Loan B to the Borrowers pursuant to Section 2.01 in the principal amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Timberland Coverage Ratio” means, as of any date of determination for the Consolidated Parties, the ratio of the Consolidated Timberland Value as of such date to Consolidated Total Funded Indebtedness as of such date.
“Timberland Inventory Update” means an annual inventory and acreage update with respect to the Timberlands delivered to the Administrative Agent, in accordance with Section 6.13 hereof, which update shall be provided by the Borrowers and which shall include, without limitation, (i) an update of timber inventory reflecting depletion and growth of the timber as of December 31st of the prior year (which shall reflect any Timberlands added or disposed of since the Opening Timberland Valuation or Timberland Valuation Update most recently delivered) and (ii) an indication of the total acreage comprising the Timberlands.
“Timberland Valuation Consultant” means RISI, Inc. or another third party timberland valuation consultant acceptable to the Administrative Agent.
“Timberland Valuation Update” means an update to the Opening Timberland Valuation delivered to the Administrative Agent every two years, in accordance with Section 6.13 hereof, which update shall be conducted by the Timberland Valuation Consultant and which shall include, without limitation, (i) the updated aggregate value of the Timberlands based on the current market conditions and (ii) an indication by Timberland Valuation Consultant of the total acreage comprising the Timberlands, the aggregate value for the Timberlands and the average per acre value for the Timberlands taken as a whole, in each case, in form and detail reasonably satisfactory to the Administrative Agent.
“Timberlands” means all the timberlands from time to time owned by the Loan Parties.
“United States” and “U.S.” mean the United States of America.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(i)(B)(III).

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“Voting Participant” means a Person that satisfies the criteria set forth in Section 10.06(d).
1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial

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Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their respective Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Administrative Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Administrative Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)    Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 6.10 (including without limitation for purposes of the definition of “Pro Forma Basis” set forth in Section 1.01, (i) after consummation of any Asset Disposition for consideration (cash and non-cash) in excess of $50,000,000 and (ii) after consummation of any Acquisition for an Investment for consideration (cash and non-cash) in excess of $50,000,000, such calculations shall be made on a Pro Forma Basis.
1.04    Rounding.
Any financial ratios required to be maintained by the Borrowers on a consolidated basis pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    References to Agreements and Laws.
Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and

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other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
ARTICLE II

COMMITMENTS AND BORROWINGS
2.01    Term Loans.
(a)     Term Loan A. Subject to the terms and conditions set forth herein, each Lender severally agrees to make, on the Funding Date, its portion of a SIX MILLION DOLLAR ($6,000,000) term loan to the Borrowers in Dollars in an amount not to exceed such Lender’s Term Loan A Commitment (“Term Loan A”).
(b)     Term Loan B. Subject to the terms and conditions set forth herein, each Lender severally agrees to make, on the Funding Date, its portion of a separate SIX MILLION DOLLAR ($6,000,000) term loan to the Borrowers in Dollars in an amount not to exceed such Lender’s Term Loan B Commitment (“Term Loan B”).
Amounts repaid on Term Loan A and Term Loan B may not be reborrowed.
2.02    Borrowings.
Each Lender shall make the amount of its Applicable Percentage of the applicable Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Funding Date. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the applicable Borrower designated to receive the proceeds of the Loan in the Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of NWFCS with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Administrative Borrower.
2.03    Prepayments.
The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay a Term Loan in whole or in part subject to Section 3.03 but otherwise without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 9:00 a.m. three Business Days prior to any date of prepayment and (ii) any prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.03. Subject to Section 2.15, each such prepayment shall be applied to the applicable Term Loan in accordance with the Lender’s respective Applicable Percentages.

2.04    Termination of Commitments.
Each Lender’s Commitments shall automatically terminate upon the initial Borrowings of the Term Loans pursuant to Section 2.01.
2.05    Repayment of Loans.
(a)    The Borrowers shall repay to the Lenders the aggregate outstanding principal amount of Term Loan A on the Maturity Date therefor.
(b)    The Borrowers shall repay to the Lenders the aggregate outstanding principal amount of Term Loan B on the Maturity Date therefor.
2.06    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) Term Loan A shall bear interest at the fixed rate of 2.95% per annum and (ii) Term Loan B shall bear interest at the fixed rate of 3.70% per annum.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto, commencing April 1, 2013, and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.07    Fees.
The Borrowers shall pay to the Administrative Agent the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.08    Computation of Interest and Fees.
All computations of interest shall be made on the basis of a 365/366 day year and actual days elapsed. Interest shall accrue on (i) Term Loan A and (ii) Term Loan B respectively, for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.09    Evidence of Debt.
The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
2.10    Payments Generally.
(a)    All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 noon on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing (it being understood that such customary fees shall not be subject to the indemnification obligations of the Borrowers pursuant to Section 10.04(b)) and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Term Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    If any Lender makes available to the Administrative Agent funds for its share of a Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the Borrowing set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    The obligations of the Lenders hereunder to make a Term Loan and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make its share of a Term Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
(e)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.11    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the portion of a Term Loan made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loan and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in portions of such Term Loan held by the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the applicable Term Loan and other amounts owing them, provided that:
(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (y) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in all or any part of its portion of the applicable Term Loan to any assignee or participant, other than an assignment to the Borrowers or any of their Subsidiaries thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.12    Reserved.
2.13    Joint and Several Liability of Borrowers.
(a)    Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.
(b)    Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.
(c)    If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.
(d)    The obligations of each Borrower under the provisions of this Section 2.13 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets.
(e)    Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrowers) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other Borrower. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrower) assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws or regulations thereunder which might, but for the provisions of this Section 2.13, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.13, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.13 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.13 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or a Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.
(f)    The provisions of this Section 2.13 are made for the benefit of the Lenders and their successors and assigns, and may be enforced by them from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.13 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.13 will forthwith be reinstated and in effect as though such payment had not been made.
(g)    Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States).
2.14    Appointment of the Administrative Borrower.
Potlatch Forest hereby appoints the Administrative Borrower to act as their agent for all purposes under this Agreement (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans) and agree that (a) the Administrative Borrower may execute such documents on behalf of Potlatch Forest as the Administrative Borrower deems appropriate in its sole discretion and Potlatch Forest shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Administrative Borrower shall be deemed delivered to Potlatch Forest and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Administrative Borrower on behalf of Potlatch Forest.
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of the Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
(b)    Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause each Term Loan to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(d)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(e)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(f)    Tax Indemnifications.
(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(g)    Evidence of Payments. Upon request by the Administrative Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Administrative Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Administrative Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Borrower or the Administrative Agent, as the case may be.
(h)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.
(i)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(j)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense affecting this Agreement;
and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Administrative Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.03    Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any payment or prepayment of any Term Loan on a day other than the Maturity Date for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to borrow the Term Loans on the Funding Date or to prepay any Loan on the date or in the amount notified by the Administrative Borrower, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.03, each Lender shall be deemed to have funded the portion of each Term Loan made by it by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.
3.04    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.03, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then at the request of the Administrative Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender =, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, as the case may be, in the future, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.04(a), the Borrowers may replace such Lender in accordance with Section 10.13.
3.05    Survival.
All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV

CONDITIONS PRECEDENT TO BORROWING
4.01    Conditions to the Closing Date.
The occurrence of the Closing Date is subject to satisfaction of the following conditions precedent:
(e)    Loan Documents, Organization Documents, Etc. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent, its legal counsel, the Arranger and each of the Lenders:
(iii)    executed counterparts of this Agreement and the other Loan Documents;
(iv)    a Note executed by the Borrowers in favor of each Lender requesting a Note for each Term Loan A and Term Loan B;
(v)    copies of the Organization Documents of each Loan Party certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
(vi)    such certificates of resolutions or other action, incumbency certificates (including specimen signatures) and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
(vii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(f)    Opinions of Counsel. The Administrative Agent shall have received (i) a legal opinion of Lorrie D. Scott, Vice President, General Counsel and Corporate Secretary of the Borrowers and Guarantors, and (ii) a legal opinion of Perkins Coie LLP, special counsel to the Borrowers, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent;
(g)    Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrowers as of the Closing Date, in form and substance satisfactory to the Administrative Agent, (i) stating that (A) the conditions specified in Sections 4.02(a) and (b) have been satisfied as of the Closing Date, (B) the Borrowers are in compliance with all existing material financial obligations, (C) all governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained (and attaching copies thereof), (D) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Borrower, any Guarantor or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, (E) immediately after giving effect to the initial Loans hereunder, (1) no Default or Event of Default exists and (2) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects and (ii)(A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Loan Parties and the validity against the Loan Parties of the Loan Documents to which they are a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.
(h)    No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2011 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.
(i)    Evidence of Insurance. Receipt by the Administrative Agent of evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.
(j)    Release of Liens. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, of the release of all Liens and security interests securing the Existing Credit Agreement (as defined in the Revolving Credit Agreement), the 6.95% Debentures and the Medium Term Notes.
(k)    Opening Timberland Valuation. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, the Opening Timberland Valuation.
(l)    Fees. Any fees required to be paid to the Administrative Agent, the Arranger, and/or the Lenders on or before the Closing Date shall have been paid.
(m)    Attorney Costs. Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, expenses and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.
(n)    Financial Statements. The Administrative Agent shall have received the consolidated balance sheets, consolidated statements of shareholders’ equity and cash flows and the consolidated and consolidating statements of income or operations, for the Borrowers and their respective Subsidiaries for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011, audited (in the case of the consolidated financial statements) by independent public accountants of recognized national standing and prepared in conformity with GAAP which statements shall be reasonably satisfactory to the Administrative Agent.
(o)    Accuracy of Representations and Warranties. The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.
(p)    No Default. No Default shall exist and be continuing as of the Closing Date.
(m)    Farm Credit Equity. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that the Administrative Borrower shall have acquired (or agreed to acquire) equity in each Lender that is a Farm Credit Lender sufficient to permit the Term Loans to be eligible for patronage from the applicable Lenders.

(n)    Revolving Credit Agreement. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that the Revolving Credit Agreement closes simultaneously with or prior to the Closing Date.

(o)    Other. Receipt by the Lenders of such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders reasonably may require.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Additional Conditions to the Borrowings on the Closing Date.
The obligation of each Lender to fund its portion of the applicable Term Loan on the Funding Date is subject to the following conditions precedent:
(c)    The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.01(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(d)    No Default shall exist, or would result from the Borrowing or from the application of proceeds thereof.
(e)    There shall not have been commenced against any Consolidated Party an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders that:
5.01    Financial Condition.
(f)    The audited consolidated balance sheets and income statements of the Consolidated Parties for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (including the notes thereto) (i) have been audited by KPMG LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods. The unaudited interim balance sheets of the Consolidated Parties as at the end of, and the related unaudited interim statements of earnings and of cash flows for, each quarterly period ended after December 31, 2011 and prior to the Closing Date (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods. During the period from December 31, 2011 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date. As of the Closing Date, the Borrowers and their Subsidiaries have no material liabilities (contingent or otherwise) that are not reflected in the foregoing financial statements or in the notes thereto.
(g)    The financial statements delivered pursuant to Section 6.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.
5.02    No Material Change; No Internal Control Event.
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect other than facts, circumstances, changes or events which, as of the Closing Date, have been disclosed in the Borrowers’ public filings with the SEC (to the extent so disclosed).
(d)    Since the date of the Audited Financial Statements, no Internal Control Event has occurred that has not been (i) disclosed to the Administrative Agent and the Lenders and (ii) remedied or otherwise diligently addressed (or is in the process of being diligently addressed) by the Borrowers and/or the applicable Loan Party in accordance with recommendations made by the Borrowers’ and/or such Loan Party’s auditors.
5.03    Organization and Good Standing.
Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
5.04    Power; Authorization; Enforceable Obligations.
Each of the Loan Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, and in the case of the Borrowers, to obtain extensions of credit hereunder, and has taken all necessary corporate or other necessary action to authorize the borrowings and other extensions of credit on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which such Loan Party is a party, except for consents, authorizations, notices and filings described in Schedule 5.04, all of which have been obtained or made or have the status described in such Schedule 5.04. This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of the Loan Parties. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.05    No Conflicts.
Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Loan Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any material indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound or (d) result in or require the creation of any Lien upon or with respect to its properties.
5.06    No Default.
No Consolidated Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lenders.
5.07    Ownership; Liens.
Each Consolidated Party is the owner of, and has good and marketable title to, all of its respective assets except for defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Borrowers (including the Timberlands) and their Subsidiaries are not subject to any Lien other than Permitted Liens. The Timberlands are not subject to any easements which, individually or in the aggregate, impair the value of the Timberlands as commercial timberlands in any material respect or materially detract from the use of the Timberlands, in each case taken as a whole, as such.
5.08    Indebtedness.
Except as otherwise permitted under Section 7.01, the Consolidated Parties have no Indebtedness.
5.09    Litigation.
Schedule 5.09 sets forth any material litigation of the Company and its Subsidiaries on the Closing Date. There does not exist any pending or, to the knowledge of the Company, threatened action, suit or legal, equitable, arbitration or administrative proceeding against the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status of or in the financial effect on the Company and its Subsidiaries as a result of the matters described in Schedule 5.09.
5.10    Taxes.
Each Consolidated Party has filed, or caused to be filed, all material tax returns (Federal, state, local and foreign) required to be filed and paid (a) all amounts of material taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Loan Party is aware as of the Closing Date of any proposed material tax assessments against it or any other Consolidated Party.
5.11    Compliance with Law.
Each Consolidated Party is in compliance with all Laws and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect. No Law could reasonably be expected to cause a Material Adverse Effect.
5.12    ERISA.
Except as disclosed and described in Schedule 5.12 attached hereto:
(a)    During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Responsible Officers of the Loan Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable Federal or state laws; (iii) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan; and (iv) (A) for years prior to December 31, 2011, no accumulated funding deficiency (as defined in Section 412 of the Code) has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan except for any accumulated funding deficiency that could not reasonably be expected to have a Material Adverse Effect and (B) for years beginning on or after January 1, 2012, the minimum required contribution (as defined in Code Section 430(a)) has been contributed for any Pension Plan except if the failure to make the minimum required contribution could not reasonably be expected to have a Material Adverse Effect.
(b)    The projected benefit obligation under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan by more than $150,000,000 in the aggregate for all such Plans.
(c)    Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the best knowledge of the Responsible Officers of the Loan Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Consolidated Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Responsible Officers of the Loan Parties, reasonably expected to be in reorganization, insolvent, or terminated.
(d)    No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) other than as exempted under Section 408 of ERISA or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.
(e)    Except as reported in the Audited Financial Statements, neither any Consolidated Party nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects of such sections.
(f)    Neither the execution and delivery of this Agreement nor the consummation of the financing transactions contemplated hereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Loan Parties in the preceding sentence is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company’s general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company’s general asset account do not constitute assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.
5.13    Corporate Structure; Capital Stock, Etc.
The corporate capital and ownership structure of the Consolidated Parties as of the Closing Date is as described on Schedule 5.13. Set forth on Schedule 5.13 is a complete and accurate list as of the Closing Date with respect to each of the Borrowers’ direct and indirect Subsidiaries of (i) jurisdiction of incorporation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date. The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 5.13, free and clear of all Liens. Other than as set forth in Schedule 5.13, none of the Borrowers’ Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.
5.14    Governmental Regulations, Etc.
(a)    None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Securities Exchange Act of 1934 or any of Regulations U and X. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement, in conformity with the requirements of FR Form U-1 referred to in Regulation U, that no part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of “buying” or “carrying” any “margin stock” within the meaning of Regulations U and X, or for the purpose of purchasing or carrying or trading in any securities.
(b)    None of the Consolidated Parties is (i) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (iii) subject to regulation under any other Federal or state statute or regulation which limits its ability to incur Indebtedness.
5.15    Purpose of Loans.
The proceeds of the Term Loans hereunder shall be used solely by the Borrowers to fund (or refinance prior fundings for) timberland or timber deed purchases.
5.16    Environmental Matters.
Except as disclosed and described on Schedule 5.16 or except as could not reasonably be expected to result in a Material Adverse Effect:
(a)    Each of the real Properties and all operations at the real Properties are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the real Properties or the businesses, and to the best knowledge of the Responsible Officers of the Loan Parties, there are no conditions relating to the real Properties or the businesses that could give rise to liability under any applicable Environmental Laws.
(b)    None of the real Properties contains, or to the best knowledge of the Responsible Officers of the Loan Parties, has previously contained, any Hazardous Materials at, on or under the real Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
(c)    No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority alleging any violation, non-compliance, liability or potential liability pursuant to, or regarding compliance with, Environmental Laws with regard to any of the real Properties or the businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
(d)    Hazardous Materials have not been transported or disposed of from the real Properties, or generated, treated, stored or disposed of at, on or under any of the real Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that to the best knowledge of the Responsible Officers of the Loan Parties could give rise to liability under, any applicable Environmental Law.
(e)    No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the real Properties or the businesses.
(f)    There has been no release, or threat of release, of Hazardous Materials at or from the real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the real Properties or otherwise in connection with the businesses, in violation of or in amounts or in a manner that to the best knowledge of the Responsible Officers of the Loan Parties could give rise to liability under Environmental Laws.
5.17    Solvency.
The Loan Parties are Solvent on a consolidated basis.
5.18    Investments.
All Investments of each Consolidated Party are Permitted Investments.
5.19    Disclosure.
Neither this Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Consolidated Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.
5.20    No Burdensome Restrictions.
No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.21    Brokers’ Fees.
No Consolidated Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents.
5.22    Labor Matters.
None of the Consolidated Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which has had or could reasonably be expected to have a Material Adverse Effect.
5.23    REIT Status.
Potlatch is duly organized as a REIT.
5.24    Business Locations.
Set forth on Schedule 5.24(a) is the chief executive office, jurisdiction of incorporation or formation and principal place of business of each Loan Party as of the Closing Date. Set forth on Schedule 5.24(b) is a list of all Timberlands that are owned by the Loan Parties as of the Closing Date, which list sets forth the county and state in which such Timberlands are located and the approximate acreage in each state.
5.25    Casualty, Etc.
Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.26    Intellectual Property.
The Consolidated Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Consolidated Parties infringes upon any rights held by any other Person.
5.27    Insurance.
The properties of the Consolidated Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.
ARTICLE VI

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, or a Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party hereby covenants and agrees to the following:
6.01    Information Covenants.
The Loan Parties will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:
(e)    Annual Financial Statements. As soon as available, but in any event no later than the earlier of (i) the 90th day after the end of each fiscal year of the Borrowers and (ii) the day that is three (3) Business Days after the date the Borrowers’ annual report on Form 10-K is required to be filed with the SEC (commencing with the 2012 fiscal year), a consolidated balance sheet and income statement of the Consolidated Parties as of the end of such fiscal year, together with related consolidated statements of retained earnings and cash flows for such fiscal year, in each case setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern or any other material qualifications or exceptions.
(f)    Quarterly Financial Statements. As soon as available, but in any event no later than the earlier of (i) the 45th day after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers and (ii) the day that is three (3) Business Days after the date the Borrowers’ quarterly report on Form 10-Q is required to be filed with the SEC (commencing with the fiscal quarter ending March 31, 2013), a consolidated balance sheet and income statement of the Consolidated Parties as of the end of such fiscal quarter, together with related consolidated statements of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for (x) the corresponding period of the preceding fiscal year with respect to the income and cash flow statements of the Consolidated Parties and (y) the end of the preceding fiscal year with respect to the balance sheet of the Consolidated Parties, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of a Responsible Officer of Potlatch to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.
(g)    Officer’s Compliance Certificate. At the time of delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above, a duly completed Compliance Certificate signed by a Responsible Officer of Potlatch substantially in the form of Exhibit B (i) demonstrating compliance with the financial covenants contained in Section 6.10 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Loan Parties propose to take with respect thereto.
(h)    Annual Budgets. Within 30 days after the end of each fiscal year of the Borrowers, beginning with the fiscal year ending December 31, 2012, an annual budget of the Consolidated Parties containing, among other things, pro forma consolidated financial statements (including consolidated income statement, consolidated balance sheet and consolidated statement of cash flows) for the next fiscal year.
(i)    Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person.
(j)    Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the SEC, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and (ii) upon the reasonable request of the Administrative Agent, all reports and material written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.
(k)    Notices. Upon any Responsible Officer of a Loan Party obtaining knowledge thereof, the Loan Parties will give written notice to the Administrative Agent and the Lenders (i) immediately of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Loan Parties propose to take with respect thereto, and (ii) promptly of the occurrence of any of the following with respect to any Consolidated Party: (A) of any matter that has resulted or could be reasonably expected to result in a Material Adverse Effect including without limitation (I) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a Material Adverse Effect or (II) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any Federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could have a Material Adverse Effect, (B) any material change in accounting policies or financial reporting practices by such Person, (C) the occurrence of any Internal Control Event or (D) any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.
(l)    ERISA. Upon any Responsible Officer of a Loan Party obtaining knowledge thereof, the Loan Parties will give written notice to the Administrative Agent promptly (and in any event within fifteen Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or could reasonably be expected to constitute, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Loan Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan, in each case that could reasonably be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Responsible Officer of the Borrowers briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Loan Parties with respect thereto. Promptly upon request, the Loan Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the IRS pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
(m)    Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 6.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Potlatch posts such documents, or provides a link thereto on Potlatch’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on SyndTrak, IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Potlatch shall deliver paper copies of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Potlatch shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Potlatch shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders who may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or their respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.02    Preservation of Existence, Franchises and REIT Status.
Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 7.04 or Section 7.05, each Loan Party will, and will cause each of its Subsidiaries to, do all things necessary to (a) preserve and keep in full force and effect its existence, (b) where failure to do so could reasonably be expected to have a Material Adverse Effect, preserve and keep in full force and effect its rights, franchises and authority and (c) in the case of Potlatch, maintain REIT status.
6.03    Books and Records.
Each Loan Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
6.04    Compliance with Law.
Each Loan Party will, and will cause each of its Subsidiaries to:
(a)    comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.
(b)    without limiting the generality of the foregoing clause (a), comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws if, in each case, such noncompliance, action or inaction (i) could reasonably be expected to have a Material Adverse Effect or (ii) materially diminishes the Consolidated Timberland Value; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.05    Payment of Taxes and Other Claims.
Each Loan Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent and (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.
6.06    Insurance.
Each Loan Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, property insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrowers (excluding the Borrowers’ mutual insurance arrangement for workers compensation insurance in Idaho), with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts covering such risks and liabilities and with such deductibles or self insurance retentions as are customarily carried under similar circumstances by such other Persons.
6.07    Maintenance of Property; Management of Timberlands.
Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and Involuntary Dispositions excepted. Each Loan Party will, and will cause each of its Subsidiaries to, manage its Timberlands in accordance with the guidelines established by either the American Forest & Paper Association’s Sustainable Forestry Initiative or the Forest Stewardship Council.
6.08    Use of Proceeds.
The Borrowers will use the proceeds of the Term Loans solely for the purposes set forth in Section 5.15.
6.09    Audits/Inspections.
Upon reasonable notice and during normal business hours, each Loan Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent or the Required Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person; provided, however, that when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and, to the extent commercially practicable, with advance notice.
6.10    Financial Covenants.
(a)    Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties, shall be greater than or equal to 3.00 to 1.00.
(b)    Timberland Coverage Ratio. At all times, the Timberland Coverage Ratio shall be greater than 3.00:1.00.
(c)    Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties shall not be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarters Ending	Leverage Ratio
Closing Date through and including December 31, 2014	5.00:1.00
March 31, 2015 and thereafter	4.50:1.00

Notwithstanding the Leverage Ratio set forth above for any fiscal quarter ending on or after March 31, 2015, in connection with any individual Permitted Acquisition for consideration equal to or greater than $50,000,000, the Borrowers shall be permitted upon prior written notice to the Administrative Agent provided at least five Business Days prior to the Acquisition to adjust the Leverage Ratio to 5.00 to 1.00 (the “Adjusted Leverage Ratio”) for the four fiscal quarters ending after such Permitted Acquisition (beginning with the fiscal quarter in which the Permitted Acquisition occurs) so long as the Company is in compliance on a Pro Forma Basis with the Adjusted Leverage Ratio after giving effect to such Permitted Acquisition; provided that following any application of the Adjusted Leverage Ratio as set forth above, the Company shall not be permitted to apply such Adjusted Leverage Ratio in connection with any subsequent Permitted Acquisition until such time as the Company has complied with the actual Leverage Ratio as set forth on the table above for at least four consecutive fiscal quarters.
6.11    Additional Guarantors.
The Administrative Borrower shall notify the Administrative Agent at the time that any Person becomes a wholly-owned Material Subsidiary and promptly thereafter (and in any event within 30 days), cause each such Person (other than any Foreign Subsidiary to the extent the joinder as a Guarantor by such Foreign Subsidiary could reasonably be expected to (1)  cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent or (2) result in any material adverse tax consequences) to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii), (iv) and (v) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to herein), all in form, content and scope reasonably satisfactory to the Administrative Agent.
6.12    Performance of Obligations.
Each of the Loan Parties will, and will cause each of its Subsidiaries to, pay when due all Indebtedness under all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.
6.13    Timberland Valuations and Updates.
The Borrowers will obtain, at their expense, and deliver to the Administrative Agent (i) on or before January 31, 2015 and January 31, 2017, a Timberland Valuation Update from the Timberland Valuation Consultant as of December 31st of the prior calendar year, (ii) on or before January 31st of each year during the term of this Agreement (beginning with January 31, 2014), a Timberland Inventory Update prepared by the Borrowers as of December 31st of the prior calendar year and (iii) on or before the last day of each of January, April, July and October, a report or reports prepared by the Borrowers and in form and substance satisfactory to the Administrative Agent, of harvesting, acquisitions and divestitures of Timberlands as of the last day of the immediately preceding calendar quarter and reflecting the changes to the Timberlands since the most recently delivered Opening Timberland Valuation or Timberland Valuation Update, as applicable. The Borrowers and their Subsidiaries will promptly provide the Timberland Valuation Consultant with any information reasonably necessary or requested by such Timberland Valuation Consultant to complete or perform any Timberland Valuation Update.
6.14    Farm Credit Equity.
(a)    The Administrative Borrower will pay for stock or participation certificates evidencing equity interests in NWFCS and required to be acquired by the Administrative Borrower pursuant to this Section 6.14 upon request of NWFCS.
(b)    So long as (i) any Farm Credit Lender is a Lender or Voting Participant hereunder and (ii) such Farm Credit Lender has notified the Borrowers that it is eligible to receive patronage distributions directly from such Farm Credit Lender or one of its Affiliates on account of its portion of a Term Loan made (or participated in) by such Farm Credit Lender hereunder, the Administrative Borrower will, as a condition to receiving such patronage distributions, acquire equity in such Farm Credit Lender or one of its Affiliates in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s or its Affiliate’s bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of equity that the Administrative Borrower may be required to acquire in such Farm Credit Lender or one of its Affiliates in connection with the portion of such Term Loan made by such Farm Credit Lender hereunder may not exceed the maximum amount permitted by the relevant bylaws and the capital plan (x) at the time this Agreement is entered into or (y) in the case of a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of participation, at the time of the closing of the related assignment or sale of participation. The Administrative Borrower acknowledges receipt of the documents described on Schedule 6.14 (the “Farm Credit Equity Documents”), which describe the nature of all of the Administrative Borrower’s stock and participation certificates in the respective Farm Credit Lenders (or Affiliates thereof) acquired in connection with the Term Loans from the Farm Credit Lenders hereunder (the “Farm Credit Equities”) as well as relevant capitalization requirements, and agrees to be bound by the terms thereof.
(c)    Each party hereto acknowledges that (i) the Farm Credit Equity Documents (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Administrative Borrower’s patronage with the respective Farm Credit Lenders, (y) the Administrative Borrower’s eligibility for patronage distributions from the respective Farm Credit Lenders (in the form of Farm Credit Equities and cash) and (z) patronage distributions, if any, in the event of a sale by a Farm Credit Lender of participations in the Commitment of and the portion of a Term Loan made by such Farm Credit Lender, (ii) patronage refunds or other distributions by each Farm Credit Lender are subject to various conditions, including approval by the applicable board of directors of such Farm Credit Lender with respect to each such refund or other distribution and (iii) the Administrative Borrower (and not an Affiliate of any Borrower) will be the owner of the Farm Credit Equities issued by the applicable Farm Credit Lender or an Affiliate thereof, and that the Administrative Borrower’s designated voter as the owner of such Farm Credit Equities shall at all times be the Chief Financial Officer of the Administrative Borrower; provided, however, that the Administrative Borrower may change such designated voter to another officer of the Administrative Borrower upon prior written notice to the Administrative Agent (such notice to be promptly distributed to each Farm Credit Lender). Each Farm Credit Lender reserves the right to assign, or sell participations in, all or any part of its Commitment or outstanding portion of a Term Loan hereunder on a non-patronage (or lower-patronage) basis in accordance with the provisions of Section 10.06 of this Agreement.
(d)    Each party hereto acknowledges that each Farm Credit Lender has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all Farm Credit Equities of such Farm Credit Lender that the Administrative Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit Lender’s sole and exclusive benefit. The Farm Credit Equities of a particular Farm Credit Lender shall not constitute security for the Obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities of a Farm Credit Lender or on patronage accrued by such Farm Credit Lender for the account of the Administrative Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in an Event of Default, a Farm Credit Lender may elect, solely at its discretion and with respect to the Farm Credit Equities issued by it, to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. The Administrative Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Administrative Borrower. No Farm Credit Lender shall have any obligation to retire any Farm Credit Equities upon the occurrence and continuance of any Event of Default or Default by the Administrative Borrower, or at any other time, either for application to the Obligations or otherwise.
ARTICLE VII

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, or a Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party hereby covenants and agrees to the following:
7.01    Indebtedness.
The Loan Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness arising under this Agreement and the other Loan Documents;
(b)    Indebtedness of the Borrowers and their Subsidiaries set forth in Schedule 7.01 (and renewals, refinancings and extensions thereof; provided that (x) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension, (y) the terms of such renewal, refinancing or extension are materially not less favorable to such Borrowers or Subsidiary, taken as a whole and (z) the maturity date of such renewal, refinancing or extension shall be a date after the Maturity Date);
(c)    purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Lease Obligations) hereafter incurred by the Borrowers or any of their Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness for all such Persons taken together along with all Indebtedness incurred pursuant to Section 7.01(i) shall not exceed $75,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
(d)    obligations (contingent or otherwise) of the Borrowers or any Subsidiary existing or arising under any Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with purchases, sales, liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;
(e)    intercompany Indebtedness and Guarantees permitted under Section 7.06;
(f)    in addition to the Indebtedness otherwise permitted by this Section 7.01, other Indebtedness incurred by the Borrowers or any of their Subsidiaries after the Closing Date, provided that (i) such Indebtedness shall be unsecured and (ii) the Borrowers shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.10(a)-(c);
(g)    Indebtedness pursuant to (i) the 6.95% Debentures in an aggregate outstanding principal amount not to exceed $22,500,000 and (ii) the Medium-Term Notes in an aggregate outstanding principal amount not to exceed $48,800,000, including, in the case of clauses (i) and (ii), any renewals, refinancings and extensions thereof; provided that (w) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension, (x) the terms of such renewal, refinancing or extension are materially not less favorable to such Borrowers or Subsidiary, taken as a whole, (y) such Indebtedness is unsecured, and (z) the maturity date of such renewal, refinancing or extension shall be a date after the Maturity Date; and
(h)    unsecured Indebtedness owing by the Company pursuant to the 7½% Senior Notes issued on November 3, 2009 and due 2019 in an aggregate principal amount not to exceed $150,000,000 (and renewals, refinancings and extensions thereof; provided that (x) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension, (y) the terms of such renewal, refinancing or extension are materially not less favorable to such Borrowers or Subsidiary, taken as a whole and (z) the maturity date of such renewal, refinancing or extension shall be a date after the Maturity Date); and
(i)    in addition to the Indebtedness otherwise permitted by this Section 7.01, other secured Indebtedness incurred by the Borrowers or any of their Subsidiaries after the Closing Date, provided that (i) the Borrowers shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.10(a)-(c) and (ii)  the aggregate principal amount of such secured Indebtedness taken together along with all Indebtedness incurred pursuant to Section 7.01(c) shall not exceed $75,000,000.
7.02    Liens.
The Loan Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for:
(a)    Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);
(b)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens (i) secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or (ii) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established; provided further, the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof;
(c)    Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(d)    Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;
(e)    easements, rights-of-way, restrictions (including zoning restrictions), rights of the public and governmental bodies in the beds of waterways, boundary agreements, mineral reservations and mineral reservations of third parties in existence on the Closing Date, access restrictions, rights of Indian tribes, reservations in federal patents, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes; provided, that with respect to the Timberlands, such easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances shall not, individually or in the aggregate, impair the value of the Timberlands as commercial timberlands in any material respect or materially detract from the use of the Timberlands, in each case taken as a whole, as such;
(f)    Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Lease Obligations) of such Person permitted under Section 7.01(c), provided (x) that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof and (y) such Liens (when combined with the Liens permitted under Section 7.02(p) and 7.02(u)) do not relate to Property with an aggregate fair market value in excess of $100,000,000;
(g)    leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;
(h)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06;
(k)    normal and customary rights of set-off upon deposits of cash in favor of banks or other depository institutions;
(l)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(m)    Liens of sellers of goods to the Borrowers and any of their Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(n)    any interest of title of a buyer in connection with, and Liens arising from UCC financing statements relating to, a sale of receivables permitted by this Agreement;
(o)    Liens existing as of the Closing Date and set forth on Schedule 7.02;
(p)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with any Borrower or any Subsidiary of any Borrower; provided that (x) such Liens were in existence prior to the contemplation of such merger or consolidation, (y) do not extend to any assets other than those of the Person merged into or consolidated with such Borrower or such Subsidiary and (z) such Liens (when combined with the Liens permitted under Section 7.02(f) and 7.02(u)) do not relate to Property with an aggregate fair market value in excess of $100,000,000;
(q)    Liens on property existing at the time of acquisition of the property by any Borrower or any Subsidiary of any Borrower, provided that such Liens were in existence prior to the contemplation of such acquisition;
(r)    Liens created or assumed in the ordinary course of business of exploring for, developing or producing oil, gas or other minerals (including borrowings in connection therewith) on, or any interest in, or on any proceeds from the sale of, property acquired for such purposes, production therefrom (including the proceeds thereof), or material or equipment located thereon;
(s)    Liens arising from the pledge of any bonds, debentures, notes or similar instruments which are purchased and held by any remarketing agent for the account of, or as agent for, the Borrowers;
(t)    conservation easements on Timberlands; provided, that with respect to the Timberlands, such conservation easements shall not, individually or in the aggregate, impair the value of the Timberlands as commercial timberlands in any material respect or materially detract from the use of the Timberlands, in each case taken as a whole, as such;
(u)    Liens, if any in favor of the L/C Issuer and/or Swing Line Lender (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement to cash collateralize or otherwise secure the obligations of a Defaulting Lender under the Revolving Credit Agreement to fund risk participations thereunder;
(v)    Liens securing Indebtedness permitted pursuant to Section 7.01(i) of this Agreement; provided that such Liens (when combined with the Liens permitted under Section 7.02(f) and 7.02(p)) do not relate to Property with an aggregate fair market value in excess of $100,000,000;
(w)    any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (u); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien extended, renewed or replaced and shall not extend to any other Property of the Loan Parties other than such item of Property originally covered by such Lien or by improvement thereof or additions or accessions thereto; and
(x)    each Farm Credit Lender’s statutory lien in the Farm Credit Equities of such Farm Credit Lender.
7.03    Nature of Business.
The Loan Parties will not permit any Consolidated Party to materially alter the character or conduct of the business conducted by such Person as of the Closing Date.
7.04    Consolidation, Merger, Dissolution, etc.
Except in connection with a Permitted Asset Disposition, the Loan Parties will not permit any Consolidated Party to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 7.04 but subject to the terms of Sections 7.11 and 7.12, (a) any Borrower may merge or consolidate with any of its Subsidiaries, provided that such Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than Potlatch may merge or consolidate with any other Loan Party other than Potlatch; provided that in the case of the merger of any Borrower, such Borrower shall be the continuing or surviving corporation, (c) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any Loan Party other than Potlatch, provided that such Loan Party shall be the continuing or surviving corporation, (d) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any other Consolidated Party which is not a Loan Party, (e) any Subsidiary of a Borrower may merge with any Person that is not a Loan Party in connection with an Asset Disposition permitted under Section 7.05, (f) any Borrower or any Subsidiary of any Borrower may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition, provided that, if such transaction involves a Borrower, such Borrower shall be the continuing or surviving corporation and (g) any wholly owned Subsidiary of such Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.
7.05    Asset Dispositions.
The Loan Parties will not permit any Consolidated Party to make any Asset Disposition or enter into any agreement to make any Asset Disposition, except:
(a)    any Consolidated Party may sell, lease, transfer or otherwise dispose of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of any such transaction are reasonably promptly applied to the purchase price of such replacement property;
(b)    any Subsidiary may sell, lease, transfer or otherwise dispose of Property to the Borrowers or to a wholly-owned Subsidiary; provided that if the transferor of such Property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;
(c)    Asset Dispositions permitted by Section 7.04;
(d)    Asset Dispositions by the Borrowers and their Subsidiaries of Property pursuant to sale-leaseback transactions to the extent such disposition is permitted by Section 7.13; and
(e)    the Borrowers and their Subsidiaries may sell, lease, transfer or otherwise dispose of assets, to the extent not otherwise permitted under this Section 7.05; provided that (i) at the time of such Asset Disposition, no Default shall exist or would result therefrom, (ii) upon giving effect to such Asset Disposition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.10(a)-(c), which, in connection with Asset Dispositions the aggregate Net Cash Proceeds of which are in excess of $50,000,000, shall be evidenced by a Pro Forma Compliance Certificate delivered by the Borrowers to the Administrative Agent;
provided, however, that any Asset Disposition pursuant to clauses (a) through (e) shall be for fair market value.
7.06    Investments.
The Loan Parties will not permit any Consolidated Party to make any Investments, except for:
(a)    Investments consisting of cash and Cash Equivalents;
(b)    Investments consisting of accounts receivable created, acquired or made by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(c)    Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;
(d)    Investments existing as of the Closing Date and set forth in Schedule 7.06;
(e)    Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers that do not exceed $10,000,000 in the aggregate at any one time outstanding; provided that all such advances must be in compliance with applicable Laws, including, but not limited to, the Sarbanes-Oxley;
(f)    Investments in any Loan Party;
(g)    Investments consisting of an Acquisition by any Borrower or any Subsidiary of any Borrower, provided that (i) with respect to any Property acquired (or the Property of the Person acquired) that does not constitute timber or timberlands, such Property is (A) used or useful in the same or a similar line of business as the Borrowers and their Subsidiaries were engaged in on the Closing Date, or any reasonable extension or expansions thereof or (B) is ancillary to the primary Property acquired (or the Property of the Person acquired), (ii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iii) the Borrowers shall have delivered to the Administrative Agent, to the extent the aggregate consideration paid in connection with such Acquisition is equal to or greater than $50,000,000, (A) a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.10(a)-(c) and (B) for an Acquisition of Property other than timber or timberlands, a certificate of a Responsible Officer of the Borrowers (1) demonstrating that, upon giving effect to such Acquisition, at least 90% of Consolidated EBITDDA for the most recently ended fiscal year period for each of the Consolidated Parties and the acquired Person or Property preceding the date of such Acquisition with respect to which the Administrative Agent shall have received the Required Financial Information has been audited in accordance with GAAP, in the case of the Borrowers, as required by Section 6.01(a) and, in the case of the acquired Person or Property, by an independent certified public accountant of recognized national standing reasonably acceptable to the Administrative Agent (whose opinion shall not be limited as to the scope or qualified as to going concern status or any other material qualifications or exceptions) and (2) to the extent that audited financial information for the acquired Person or Property is required under the terms of the foregoing clause (1), certifying that the quarterly financial statements with respect to the Person or Property acquired for each fiscal quarter period ending after the date of the last audit and immediately prior to the date of such Acquisition have been prepared in accordance with GAAP (subject to audit adjustments and the absence of footnotes) and reviewed by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, (iv) the representations and warranties made by the Loan Parties in all Loan Documents shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (v) if such transaction involves the purchase of an interest in a partnership between any Borrower (or a Subsidiary of any Borrower) as a general partner and entities unaffiliated with such Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Borrower newly formed for the sole purpose of effecting such transaction and (vi) after giving effect to such Acquisition, there shall be at least $50,000,000 of Availability under (and as defined in) the Revolving Credit Agreement; or
(h)    Investments by a Loan Party in Potlatch Foundation for Higher Education, in accordance with past practices of such Loan Party.
7.07    Restricted Payments.
The Loan Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable to any Loan Party (directly or indirectly through Subsidiaries), (b) as permitted by Section 7.06, Section 7.08 or Section 7.09, (c) the Borrowers shall be permitted to pay dividends and distributions to the shareholders of Potlatch; provided, that in the case of this clause (c), (i) no Default or Event of Default shall exist on the date of, or shall result from, the making of any such distributions and (ii) upon giving effect on a Pro Forma Basis to such transaction, the Borrowers would be in compliance with the financial covenants set forth in Section 6.10(a)-(c), and (d) to make distributions necessary solely for the purposes of maintaining Potlatch’s REIT status.
7.08    Limitation on Actions with Respect to Other Indebtedness.
No Loan Party will, nor will it permit any of its Subsidiaries to:
(a)    upon the occurrence and continuance of a Default or Event of Default (i) amend or modify any of the terms of any Indebtedness of such Person (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner materially adverse to the Lenders, or (ii) materially shorten the final maturity or average life to maturity thereof or require any payment thereon to be made sooner than originally scheduled or increase the interest rate or fees applicable thereto, or (iii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment thereof, or make (or give any notice with respect thereto) any redemption or acquisition for value or defeasance (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange with respect thereto; provided, however that the Borrowers may Repay Indebtedness in accordance with Section 7.07;
(b)    after the issuance thereof, amend or modify any of the terms of any Subordinated Indebtedness of such Person if such amendment or modification would (i) add or change any terms in a manner materially adverse to such Person or to the Lenders, (ii) materially shorten the final maturity or average life to maturity thereof, (iii) require any payment thereon to be made sooner than originally scheduled, (iv) increase the interest rate or fees applicable thereto or (v) change any subordination provision thereof in a manner adverse to the Lenders;
(c)    make interest payments in respect of any Subordinated Indebtedness in violation of the applicable subordination provisions;
(d)    make (or give any notice with respect thereto) any voluntary or optional payment or prepayment in respect of any Subordinated Indebtedness; or
(e)    make (or give any notice with respect thereto) any redemption, acquisition for value or defeasance (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Indebtedness.
7.09    Transactions with Affiliates.
The Loan Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 7.01, Section 7.04, Section 7.05, Section 7.06, or Section 7.07, (d) normal compensation and reimbursement of expenses of officers and directors, (e) agreements and arrangements entered into with employees of the Loan Parties in connection with termination of their employment therewith, and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.
7.10    Fiscal Year; Organizational Documents.
The Loan Parties will not permit any Consolidated Party to (a) change its fiscal year, (b) change its accounting policies or reporting practices except as required by GAAP or in connection with the adoption of International Financial Reporting Standards on terms reasonably acceptable to the Administrative Agent or (c) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) to the extent such change, amendment or modification could reasonably be expected to have a Material Adverse Effect.
7.11    Limitation on Restricted Actions.
The Loan Parties will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) sell, lease or transfer any of its Property to any Loan Party, or (e) act as a Loan Party and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(c) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable Law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 7.01(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (v) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 pending the consummation of such sale.
7.12    Ownership of Subsidiaries.
Notwithstanding any other provisions of this Agreement to the contrary, the Loan Parties will not permit any Consolidated Party to (i) permit any Person (other than the Borrowers or any wholly owned Subsidiary of a Borrower) to own any Capital Stock of any Subsidiary of the Borrowers, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries, (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 7.04 or Section 7.05, or (C) in connection with the ownership of an interest in a joint venture permitted under Section 7.06, (ii) permit any Subsidiary of the Borrowers to issue or have outstanding any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrowers, except for Permitted Liens.
7.13    Sale Leasebacks.
The Loan Parties will not permit any Consolidated Party to enter into any Sale and Leaseback Transaction after the date of this Agreement, except to the extent the aggregate net book value of the Property sold or transferred (or to be sold or transferred) in connection with all such Sale and Leaseback Transactions does not exceed $25,000,000.
7.14    No Further Negative Pledges.
The Loan Parties will not permit any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (a) in connection with any document or instrument governing Indebtedness incurred pursuant to Section 7.01(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (b) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (c) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05, pending the consummation of such sale.
7.15    Subsidiaries.
The Loan Parties will not create, acquire or permit to exist any (a) new Subsidiaries unless Section 6.11 hereof, if applicable, has been, or will be concurrently complied with, or (b) Foreign Subsidiaries to the extent that the revenue, assets and cash flows of the Foreign Subsidiaries would exceed in the aggregate 15% of the revenue, assets and cash flows of the Consolidated Parties on a consolidated basis.
7.16    Use of Proceeds.
The Loan Parties will not use the proceeds of the Borrowings, whether directly or indirectly, and whether immediately or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.17    Sanctions.
The Loan Parties will not permit any Loan or the proceeds of any Loan, directly or indirectly, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that will result in any violation by any Person (including any Lender, Arranger or Administrative Agent) of any Sanctions.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default.
Any of the following shall constitute an Event of Default:
(y)    Non-Payment. The Borrowers or any other Loan Party fail to pay (i) when and as required to be paid herein, any amount of principal of any Term Loan, or (ii) within five Business Days after the same becomes due, any interest on any Term Loan, or any commitment or other fee due hereunder, or (iii) within five Business Days after the same becomes due and in the currency required hereunder, any other amount payable hereunder or under any other Loan Document; or
(z)    Specific Covenants. The Borrowers shall
(i)    default in the due performance or observance of any term, covenant or agreement contained in Sections 6.02, 6.08, 6.09, 6.10, 6.11, 6.13 or Article VII;
(ii)    default in the due performance or observance of any term, covenant or agreement contained in Section 6.01(a), (b), (c) or (d) and such default shall continue unremedied for a period of at least 5 Business Days after the earlier of a Responsible Officer of a Borrower becoming aware of such default or written notice thereof by the Administrative Agent or any Lender; or
(aa)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of a Responsible Officer of a Borrower becoming aware of such default or written notice thereof by the Administrative Agent or any Lender or, if such failure cannot reasonably be cured within such 30-day period, 60 days (but only to the extent such failure can reasonably be cured within such 60-day period) so long as the Borrowers have diligently commenced such cure and are diligently prosecuting the completion thereof; or
(bb)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall prove untrue in any material respect on the date as of which it was deemed to have been made; or
(cc)    Cross-Default. (i) Any Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise beyond the applicable grace period with respect thereto) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto beyond the applicable grace period with respect thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than $25,000,000; or
(dd)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(ee)    Inability to Pay Debts; Attachment. (i) A Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(ff)    Judgments. There is entered against any Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(gg)    ERISA. (i) The minimum required contribution (as defined in Code Section 430(a)) has failed to be contributed for any Pension Plan and could reasonably be expected to have a Material Adverse Effect or (ii) any of the following events or conditions, if such event or condition could reasonably be expected to result in taxes, penalties, and other liabilities to any Consolidated Party in an aggregate amount greater than $25,000,000: (A) any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (B) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (x) the termination of such Plan for purposes of Title IV of ERISA, or (y) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or
(hh)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;
(ii)    Change of Control. There occurs any Change of Control with respect to the Borrowers; or
(jj)    Subordinated Indebtedness Documentation. (i) There shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Debt, (ii) any of the Obligations for any reason shall cease to be “Designated Senior Debt” (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under , and as defined in, any documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness.
8.02    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(c)    declare the Commitments of each Lender to make the Term Loans to be terminated, whereupon such commitments shall be terminated;
(d)    declare the unpaid principal amount of the Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and
(e)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the Commitment of each Lender shall automatically terminate, the unpaid principal amount of the Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 7.01(d), ratably among the Lenders (and, in the case of such Swap Contracts, Hedge Banks) in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans and; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
ARTICLE IX

ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
Each of the Lenders hereby irrevocably appoints NWFCS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (other than with respect to the consent rights provided to the Borrowers in Section 9.06), and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(f)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(g)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(h)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Borrowings, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the Borrowings, as applicable. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent.
(f)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(g)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Administrative Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(h)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.07    Non‑Reliance on Administrative Agent and Other Lenders.‑
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
9.09    Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of a Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of a Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.07.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10    Guaranty Matters.
Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
ARTICLE X

MISCELLANEOUS
10.01    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
(d)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(f)    release all or substantially all of the value of the Guarantees given by the Guarantors without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(f) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
10.02    Notices; Effectiveness; Electronic Communication.
(i)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrowers or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(j)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower each may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(k)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(l)    Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.
(m)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacities as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising set-off rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for and consultants to the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for and consultants to the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with a Term Loan issued hereunder, including all such out‑of‑pocket expenses incurred during any bankruptcy, workout, restructuring or negotiations in respect of such Term Loan.
(b)    Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub‑agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub‑agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) a Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by the Borrowers to the Administrative Agent (or any sub‑agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent) or any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, and acknowledge that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loans or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside.
To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(d)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e), or (iv) to an SPC in accordance with the provisions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(e)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(iii)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of portion of the applicable Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(iv)    Proportionate Amount. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Term Loan or the Commitment assigned;
(v)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of Potlatch (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Potlatch shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(vi)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(vii)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.
(viii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Potlatch and the Administrative Agent, the applicable pro rata share of the applicable Term Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of the applicable Term Loan in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.03, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(f)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each of the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(g)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person and any such participant may sell sub-participations to any Person (other than a natural Person, a Defaulting Lender or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each such Person, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the applicable Term Loan; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide (A) that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant and (B) solely in the case of a bank that is a member of the Farm Credit System that (x) has purchased a participation interest in the minimum amount of $3,000,000 in such Lender’s Commitment on or after the Closing Date and (y) is, by written notice (“Voting Participant Notification”), designated by such Lender to the Administrative Borrower and the Administrative Agent as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”), that such Voting Participant shall be entitled to vote (and the voting rights of such Lender shall be correspondingly reduced), on a Dollar for Dollar basis, as if such Voting Participant were a Lender on any matter requiring or allowing a Lender to provide or withhold its consent or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to such Voting Participant, (1) state the full legal name of such Voting Participant, as well as all contact information required of a Lender as set forth in Section 10.02(a)(ii) and (2) state the Dollar amount of participation interest purchased. Notwithstanding the above, the Administrative Agent acknowledges the participations noted on Schedule 2.01 as of the Closing Date and no Voting Participation Notification shall be required with respect to such participations.
Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.03 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except with respect to a Voting Participant, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in Commitments, Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(h)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of a Term Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund a Term Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of a Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.03), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a portion of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such portion of the applicable Term Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent at its sole discretion), assign all or any portion of its right to receive payment with respect to a Term Loan to the Granting Lender and (ii) disclose on a confidential basis any non‑public information relating to its funding of its portion of a Term Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
10.07    Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or by any subpoena or similar legal process, and to the extent practicable, with prompt notice to the Administrative Borrower (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrowers or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non‑public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Set-off.
If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as a Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.12    Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders.
If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.03, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction ; Etc..
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAND DOCUMENTS AND ANY CLAIMS CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH OF THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH OF THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    USA PATRIOT Act.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the each Loan Party in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” anti-money laundering rules and regulations, including the Act.
10.17    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders, are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.18    Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
ARTICLE XI

GUARANTY
11.01    The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
11.02    Obligations Unconditional.
The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:
(i)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(j)    any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;
(k)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(l)    any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
(m)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.
11.03    Reinstatement.
The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
11.04    Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02 and through the exercise of rights of contribution pursuant to Section 11.06.
11.05    Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.02) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01. The Guarantors acknowledge and agree that to the extent their obligations hereunder become secured, the Lenders may exercise their remedies thereunder in accordance with the terms of the applicable security documents.
11.06    Rights of Contribution.
The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.
11.07    Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

CHAR1\1293007v4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BORROWERS:    POTLATCH CORPORATION,
a Delaware corporation
By: /s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Executive Vice President & CFO
POTLATCH FOREST HOLDINGS, INC.,
a Delaware corporation
By: /s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Executive Vice President & CFO

TERM LOAN AGREEMENT
POTLATCH CORPORATION
DECEMBER 2012

GUARANTORS:    PFHI IDAHO INVESTMENT LLC,
a Delaware limited liability company
By: /s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Executive Vice President & CFO
POTLATCH TIMBERLANDS, LLC,
a Delaware limited liability company

By: /s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Executive Vice President & CFO
POTLATCH LAKE STATES TIMBERLANDS, LLC
a Delaware limited liability company

By: /s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Executive Vice President & CFO
POTLATCH MINNESOTA TIMBERLANDS, LLC
a Delaware limited liability company

By: /s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Executive Vice President & CFO
PFPC MCCALL INVESTMENT LLC
a Delaware limited liability company

By: /s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Executive Vice President & CFO
POTLATCH LAND & LUMBER, LLC,
a Delaware limited liability company
By: /s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Executive Vice President & CFO

TERM LOAN AGREEMENT
POTLATCH CORPORATION
DECEMBER 2012

ADMINISTRATIVE AGENT
AND LENDERS:    NORTHWEST FARM CREDIT SERVICES,     PCA,
as Administrative Agent
By: /s/ Herbert J. Sanders
Name: Herbert J. Sanders
Title: Vice President - Agribusiness

TERM LOAN AGREEMENT
POTLATCH CORPORATION
DECEMBER 2012

NORTHWEST FARM CREDIT SERVICES, PCA,
as a Lender,
By: /s/ Herbert J. Sanders
Name: Herbert J. Sanders
Title: Vice President - Agribusiness

TERM LOAN AGREEMENT
POTLATCH CORPORATION
DECEMBER 2012